Exhibit No. 99.1
Regis Corporation Reports Continued Profitability for the Fourth Fiscal Quarter and Full Fiscal Year 2024
MINNEAPOLIS, August 28, 2024 -- Regis Corporation (Nasdaq GM: RGS), a leader in the haircare industry, today announced financial results for the fourth fiscal quarter and full year ended June 30, 2024.
Matthew Doctor, Regis Corporation's President and Chief Executive Officer, commented: "I am very pleased with the milestones achieved in fiscal 2024 that pave the way for a new day at Regis. The strategic refinancing completed in June 2024 was an outstanding result that puts Regis on solid financial footing and creates flexibility we have not had in years. Our results and continued growth in profitability is a testament to the hard work and dedication of our franchisees and employees. I am excited that for the first time since I have been CEO we are able to grow our franchisees sales and profitability with our undivided focus, and can start taking a longer-term view as opposed to the short-term blocking and tackling that was required to get to this point. With the Zenoti migration complete, and the right organization in place, we are ready to execute on a focused set of priorities to ultimately increase traffic to our salons through operational excellence and drive growth and value creation for all stakeholders."

Business Highlights and Updates:

•Entered into a new senior secured credit facility with TCW Asset Management Company LLC ("TCW"), a leading global asset manager, and Midcap Financial Trust ("Midcap") in June 2024;

•A $105 million term loan replaced the Company's existing debt, reducing outstanding indebtedness by more than $80 million and saving approximately $7 million in cash interest annually. In addition to the term loan, the Company has access to a $25 million revolving credit facility;

•The new revolving credit facility and term loan will mature in June 2029 vs. previous debt maturity of August 2025;

•Completed Zenoti point-of-sale migration in August 2024; majority of earned migration proceeds to be received in the second quarter fiscal 2025

Financial Highlights:
Fourth quarter fiscal 2024 compared to fourth quarter fiscal 2023:
•System-wide revenue of $293.7 million versus $311.8 million in the fourth quarter fiscal 2023, a decline of $18.1 million; and system-wide same-store sales decreased 1.3%;
•Operating income of $4.6 million versus $3.6 million in the fourth quarter fiscal 2023; a $1.0 million improvement;
•Adjusted EBITDA of $7.4 million versus $5.2 million in the fourth quarter fiscal 2023, a $2.2 million improvement;
•Franchise adjusted EBITDA of $6.1 million versus $5.5 million in the fourth quarter fiscal 2023, a $0.6 million improvement;
•Net income of $91.2 million versus a net loss of $4.8 million in the fourth quarter fiscal 2023, a $96.0 million improvement; and
•Diluted earnings per share of $38.10 versus $2.07 loss per diluted share in the fourth quarter fiscal 2023, a $40.17 improvement.
Full fiscal year 2024 compared to full fiscal year 2023:
•System-wide revenue of $1,179.5 million versus $1,230.5 million in fiscal year 2023, a decline of $51.0 million; system-wide same-store sales improved 0.7%;
•Operating income of $20.9 million versus $8.8 million in fiscal year 2023, a $12.1 million improvement;
•Adjusted EBITDA of $25.9 million versus $21.0 million in fiscal year 2023, a $4.9 million improvement;
•Franchise adjusted EBITDA of $26.3 million versus $22.8 million in fiscal year 2023, a $3.5 million improvement;
•Net income of $91.1 million versus a net loss of $7.4 million in fiscal year 2023, a $98.5 million improvement; and
•Diluted earnings per share of $38.34 income per diluted share versus a $3.18 loss per diluted share in fiscal year 2023, a $41.52 improvement.

Fourth Quarter Fiscal Year 2024 Consolidated Results

	Three Months Ended June 30,		Twelve Months Ended June 30,
(Dollars in millions, except per share data)	2024	2023	2024	2023

Consolidated revenue	$49.4	$55.7	$203.0	$233.3
System-wide revenue (1)	293.7	311.8	1,179.5	1,230.5

System-wide same-store sales comps	(1.3)%	2.5%	0.7%	4.4%

Operating income	$4.6	$3.6	$20.9	$8.8
Income (loss) from continuing operations	91.3	(4.8)	89.1	(11.3)
Diluted income (loss) per share from continuing operations	38.14	(2.07)	37.50	(4.88)
(Loss) income from discontinued operations	(0.1)	—	2.0	4.0
Net income (loss)	91.2	(4.8)	91.1	(7.4)
Diluted net income (loss) per share	38.10	(2.07)	38.34	(3.18)
Adjusted EBITDA (2)	7.4	5.2	25.9	21.0
_______________________________________________________________________________
(1)Represents total sales within the system.
(2)See GAAP to non-GAAP reconciliations within the attached section titled "Non-GAAP Reconciliations."

Revenue
Total consolidated revenue of $49.4 million in the fourth quarter and total revenue for fiscal year 2024 of $203.0 million, declined $6.3 million, and $30.3 million, respectively. The declines in both periods were driven primarily by a reduction in non-margin franchise rental income and advertising contributions and the wind down of loss generating salons, partially offset by non-cash revenue resulting from a change in estimate to gift card breakage.

Operating Income
Regis reported fourth quarter 2024 income from operations of $4.6 million compared to $3.6 million in the fourth quarter 2023. Regis reported fiscal year 2024 income from operations of $20.9 million compared to $8.8 million in fiscal year 2023. The improvements in operating income in both periods were driven primarily by lower rent expense, and non-cash revenue resulting from a change in estimate to gift card breakage, partially offset by lower royalties and fees. The year-over-year improvement is also driven by the wind down of franchise product sales and lower general and administrative expenses.

Income (Loss) from Continuing Operations
Regis reported fourth quarter 2024 net income from continuing operations of $91.3 million, or $38.14 income per diluted share, compared to a net loss from continuing operations of $4.8 million, or $2.07 loss per diluted share, in the fourth quarter 2023. Regis reported fiscal year 2024 net income from continuing operations of $89.1 million, or $37.50 income per diluted share, compared to a net loss from continuing operations of $11.3 million, or $4.88 loss per diluted share, in 2023. The year-over-year improvement in net income (loss) from continuing operations in both periods was driven by the gain on extinguishment of long-term debt of $94.6 million and improved operating income.
Net Income (Loss)
The Company reported fourth quarter 2024 net income of $91.2 million, or $38.10 income per diluted share, compared to a net loss of $4.8 million, or $2.07 loss per diluted share for the same period last year. The Company reported fiscal year 2024 net income of $91.1 million, or $38.34 income per diluted share, compared to a net loss of $7.4 million, or $3.18 loss per diluted share, in 2023. The year-over-year improvement in net income (loss) in both periods was driven by the gain on extinguishment of long-term debt and improved operating income.
Adjusted EBITDA
Fourth quarter adjusted EBITDA of $7.4 million improved $2.2 million versus adjusted EBITDA of $5.2 million in the same period last year. The improvements were driven by lower rent expense and and non-cash revenue resulting from a change in estimate to gift card breakage, partially offset by lower franchise revenue.
Fiscal year adjusted EBITDA of $25.9 million improved $4.9 million, versus an adjusted EBITDA of $21.0 million in the same period last year. The improvement was primarily due to lower rent expense, lower general and administrative expenses, and non-cash revenue resulting from a change in estimate to gift card breakage. Fiscal year 2023 adjusted EBITDA also benefited from a $1.1 million grant from the state of North Carolina related to COVID-19 relief.

Fourth Quarter Fiscal Year 2024 Segment Results
Franchise

	Three Months Ended June 30,		Increase (Decrease)	Twelve Months Ended June 30,		Increase (Decrease)
(Dollars in millions) (1)	2024	2023		2024	2023

Royalties	$16.1	$16.6	$(0.5)	$64.1	$66.0	$(1.9)
Fees	2.4	3.0	(0.6)	10.2	11.3	(1.1)
Product sales to franchisees	—	0.6	(0.6)	0.5	2.8	(2.3)
Advertising fund contributions	5.9	7.7	(1.8)	25.7	31.7	(6.0)
Franchise rental income	22.7	25.6	(2.9)	95.3	111.4	(16.1)
Total franchise revenue	$47.1	$53.5	$(6.4)	$195.7	$223.2	$(27.5)

Franchise same-store sales comps	(1.4)%	2.4%		0.6%	4.4%

Franchise adjusted EBITDA	$6.1	$5.5	$0.6	$26.3	$22.8	$3.5
as a percent of revenue	13.0%	10.2%		13.4%	10.2%
as a percent of adjusted revenue (2)	33.0%	27.1%		35.1%	28.5%

Total franchise salons	4,391	4,795	(404)
as a percent of total franchise and company-owned salons	99.6%	98.6%
_______________________________________________________________________________
(1)Variances calculated on amounts shown in millions may result in rounding differences.
(2)Adjusted revenue excludes non-margin revenue. See GAAP to non-GAAP reconciliations within the attached section titled "Non-GAAP Reconciliations."
Franchise Revenue
Fourth quarter franchise revenue was $47.1 million, a $6.4 million, or 12.0% decrease compared to the prior year quarter. Non-margin franchise rental income decreased $2.9 million due to fewer salons in the current year. Royalties were $16.1 million, a $0.5 million, or 3.0% decrease, versus the same period last year due to the decline in salon count. Product sales to franchisees decreased $0.6 million, as a result of the transition out of the wholesale product business. Franchise fees decreased $0.6 million compared to the prior year quarter, primarily due to a decrease in terminated development agreements.
Fiscal year 2024 franchise revenue was $195.7 million, a $27.5 million, or 12.3% decrease compared to the prior year primarily due to a decline in non-margin franchise rental income as a result of a lower franchise salon count.
Franchise Adjusted EBITDA
Fourth quarter franchise adjusted EBITDA of $6.1 million improved $0.6 million from the same period last year. The improvement was primarily due to lower rent expense.
Fiscal year 2024 franchise adjusted EBITDA of $26.3 million improved $3.5 million year-over-year. The improvement was primarily due to lower rent expense and lower general and administrative expenses.

Company-Owned Salons

	Three Months Ended June 30,		Increase (Decrease)	Twelve Months Ended June 30,		Increase (Decrease)
(Dollars in millions) (1)	2024	2023		2024	2023

Total company-owned salon revenue	$2.3	$2.2	$0.1	$7.3	$10.1	$(2.8)
Company-owned same-store sales comps	2.4%	8.7%		3.5%	4.9%

Company-owned salon adjusted EBITDA	$1.3	$(0.3)	$1.6	$(0.3)	$(1.8)	$1.5
as a percent of revenue	56.5%	(13.6)%		(4.1)%	(17.8)%

Total Company-owned salons	17	68	(51)
as a percent of total franchise and company-owned salons	0.4%	1.4%
_______________________________________________________________________________
(1)Variances calculated on amounts shown in millions may result in rounding differences.

Company-Owned Salon Revenue
Fourth quarter revenue for the company-owned salon segment improved $0.1 million versus the prior year to $2.3 million. The year-over-year improvement in revenue was primarily driven by non-cash revenue resulting from a change in estimate related to gift card breakage, partially offset by company-owned salon closures.
Fiscal year 2024 revenue for the company-owned salon segment declined $2.8 million versus the prior year to $7.3 million due to company-owned salon closures, partially offset by non-cash revenue resulting from a change in estimate related to gift card breakage.
Company-Owned Salon Adjusted EBITDA
Fourth quarter company-owned salon adjusted EBITDA improved $1.6 million year-over-year primarily due to a change in estimate related to gift card breakage and the closure of unprofitable salons.
Fiscal year 2024 company-owned salon adjusted EBITDA loss improved $1.5 million year-over-year driven primarily by the closure of unprofitable salons; and non-cash revenue resulting from a change in estimate related to gift card breakage, partially offset by a $1.1 million grant from the state of North Carolina related to COVID-19 relief in fiscal year 2023.

Balance Sheet and Cash Flow
The Company ended fiscal year 2024 with $10.1 million in cash and cash equivalents. On June 24, 2024, the Company refinanced its credit facility, reducing its indebtedness by more than $80 million, resulting in $115.3 million in outstanding borrowings ($105.0 million term loan and $10.2 million revolver draw) and total liquidity of $19.9 million at June 30, 2024. The Company utilized its U.S. federal and state net operating losses to offset the entire tax liability related to this transaction. Net cash used in operating activities for the fiscal year totaled $2.0 million, an improvement of $5.8 million from the prior year. Cash use improved due primarily to lower general and administrative expense, partially offset by a decrease in franchise revenue.

Non-GAAP reconciliations
For GAAP to non-GAAP reconciliations, please refer to the attached section titled "Non-GAAP Reconciliations." A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.
Earnings Webcast
Regis Corporation will host a conference call via webcast discussing fourth quarter and fiscal year 2024 results today, August 28, 2024, at 7:30 a.m., Central time. Interested parties are invited to participate in the live webcast by registering for the event at www.regiscorp.com/investor-relations.html. The webcast will include a slide presentation. A replay of the presentation will be available on our website at the same web address.
About Regis Corporation
Regis Corporation (NasdaqGM:RGS) is a leader in the haircare industry. As of June 30, 2024, the Company franchised or owned 4,408 locations. Regis' franchised and corporate locations operate under concepts such as Supercuts®, SmartStyle®, Cost Cutters®, Roosters®, and First Choice Haircutters®. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com.

CONTACT: REGIS CORPORATION:
Kersten Zupfer
investorrelations@regiscorp.com

This press release contains or may contain "forward-looking statements" within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management's best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, "may," "believe," "project," "forecast," "expect," "estimate," "anticipate," and "plan." In addition, the following factors could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements. These uncertainties include a potential material adverse impact on our business and results of operations as a result of changes in consumer shopping trends and changes in manufacturer distribution channels; laws and regulations could require us to modify current business practices and incur increased costs including increases in minimum wages; changes in general economic environment; changes in consumer tastes, hair product innovation, fashion trends and consumer spending patterns; compliance with Nasdaq listing requirements; reliance on franchise royalties and overall success of our franchisees’ salons; our salons' dependence on a third-party supplier agreement for merchandise; our franchisees' ability to attract, train and retain talented stylists and salon leaders; the success of our franchisees, which operate independently; data security and privacy compliance and our ability to manage cyber threats and protect the security of potentially sensitive information about our guests, franchisees, employees, vendors or Company information; the ability of the Company to maintain a satisfactory relationship with Walmart; marketing efforts to drive traffic to our franchisees' salons; our ability to maintain and enhance the value of our brands; reliance on information technology systems; reliance on external vendors; the use of social media; the effectiveness of our enterprise risk management program; ability to generate sufficient cash flow to satisfy our debt service obligations; compliance with covenants in our financing arrangement; premature termination of agreements with our franchisees; the continued ability of the Company to implement cost reduction initiatives and achieve expected cost savings; continued ability to compete in our business markets; reliance on our management team and other key personnel; the continued ability to maintain an effective system of internal control over financial reporting; changes in tax exposure; the ability of our Tax Preservation Plan to protect the future availability of the Company's tax assets; potential litigation and other legal or regulatory proceedings; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth under Item 1A of this Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	June 30,
	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$10,066	$9,508
Receivables, net	9,434	10,885
Other current assets	22,550	16,845
Total current assets	42,050	37,238

Property and equipment, net	3,664	6,422
Goodwill	173,146	173,791
Other intangibles, net	2,427	2,783
Right of use asset	287,912	360,836
Other assets	21,297	26,307
Total assets	$530,496	$607,377

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$12,747	$14,309
Accrued expenses	21,644	30,109
Short-term lease liability	69,127	81,917
Total current liabilities	103,518	126,335

Long-term debt, net	99,545	176,830
Long-term lease liability	230,607	291,901
Other non-current liabilities	40,039	49,041
Total liabilities	473,709	644,107
Commitments and contingencies
Shareholders' equity (deficit):
Common stock, $0.05 par value; issued and outstanding, 2,279,948 and 2,277,828 common shares as of June 30, 2024 and 2023, respectively	114	114
Additional paid-in capital	69,660	66,764
Accumulated other comprehensive income	8,584	9,023
Accumulated deficit	(21,571)	(112,631)
Total shareholders' equity (deficit)	56,787	(36,730)
Total liabilities and shareholders' equity (deficit)	$530,496	$607,377
– more –

REGIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2024	2023	2024	2023

Revenues:
Royalties	$16,063	$16,607	$64,098	$65,981
Fees	2,449	2,965	10,189	11,266
Product sales to franchisees	—	608	451	2,802
Advertising fund contributions	5,856	7,744	25,663	31,747
Franchise rental income	22,724	25,596	95,258	111,441
Company-owned salon revenue	2,284	2,195	7,323	10,089
Total revenue	49,376	55,715	202,982	233,326
Operating expenses:
Cost of product sales to franchisees	—	715	436	3,540
Inventory reserve	—	—	—	1,228
General and administrative	11,639	11,544	45,387	50,751
Rent	1,268	3,276	5,525	9,196
Advertising fund expense	5,856	7,744	25,663	31,747
Franchise rent expense	22,724	25,596	95,258	111,441
Company-owned salon expense (1)	779	1,536	5,080	8,827
Depreciation and amortization	1,888	1,664	3,945	7,716
Long-lived asset impairment	629	65	798	101
Total operating expenses	44,783	52,140	182,092	224,547

Operating income	4,593	3,575	20,890	8,779

Other (expense) income:
Interest expense	(6,864)	(9,018)	(25,393)	(22,141)
Gain on extinguishment of long-term debt, net	94,611	—	94,611	—
Other, net	27	198	(172)	1,364

Income (loss) from operations before income taxes	92,367	(5,245)	89,936	(11,998)

Income tax (expense) benefit	(1,070)	442	(869)	655

Income (loss) from continuing operations	91,297	(4,803)	89,067	(11,343)

(Loss) income from discontinued operations, net of income taxes	(96)	—	1,993	3,958

Net income (loss)	$91,201	$(4,803)	$91,060	$(7,385)

Net income (loss) per share:
Basic:
Income (loss) from continuing operations	$38.98	$(2.07)	$38.08	$(4.88)
Income (loss) from discontinued operations	(0.04)	$—	0.85	1.70
Net income (loss) per share, basic (2)	$38.94	$(2.07)	$38.93	$(3.18)
Diluted:
Income (loss) from continuing operations	$38.14	$(2.07)	$37.50	$(4.88)
Income (loss) from discontinued operations	(0.04)	$—	0.84	1.70
Net income (loss) per share, diluted (2)	$38.10	$(2.07)	$38.34	$(3.18)

Weighted average common and common equivalent shares outstanding:
Basic	2,342	2,323	2,339	2,312
Diluted	2,394	2,323	2,375	2,312
_______________________________________________________________________________
(1)Includes cost of service and product sold to guests in our company-owned salons. Excludes general and administrative expense, rent and depreciation and amortization related to company-owned salons.
(2)Total is a recalculation; line items calculated individually may not sum to total due to rounding.
– more –

REGIS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Twelve Months Ended June 30,
	2024	2023

Cash flows from operating activities:
Net income (loss)	$91,060	$(7,385)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Gain from sale of OSP	(2,000)	(4,562)
Depreciation and amortization	3,403	7,189
Long-lived asset impairment	798	101
Deferred income taxes	519	(8)
Inventory reserve	—	1,228
Non-cash interest	3,418	3,790
Gain on extinguishment of long-term debt, net	(94,611)	—
Stock-based compensation	1,558	2,316
Amortization of debt discount and financing costs	2,987	2,891
Other non-cash items affecting earnings	432	155
Changes in operating assets and liabilities (1):
Receivables	848	943
Income tax receivable	1,230	(577)
Other current assets	385	668
Other assets	5,829	6,818
Accounts payable	(1,604)	(497)
Accrued expenses	(4,812)	(6,151)
Net lease liabilities	(1,942)	(4,991)
Other non-current liabilities	(9,538)	(9,817)
Net cash used in operating activities:	(2,040)	(7,889)
Cash flows from investing activities:
Capital expenditures	(376)	(481)
Net proceeds from sale of OSP	2,000	4,500
Net cash provided by investing activities:	1,624	4,019
Cash flows from financing activities:
Proceeds from issuance of long-term debt	105,000	—
Borrowings on revolving credit facility	14,238	13,357
Debt refinancing fees	(14,360)	(4,383)
Repayments of long-term debt	(96,499)	(11,083)
Taxes paid for shares withheld	(16)	(36)
Net cash provided by (used in) financing activities:	8,363	(2,145)
Effect of exchange rate changes on cash and cash equivalents	(31)	(53)
Increase (decrease) in cash, cash equivalents and restricted cash	7,916	(6,068)
Cash, cash equivalents and restricted cash:
Beginning of year	21,396	27,464
End of year	$29,312	$21,396
_______________________________________________________________________________
(1)Changes in operating assets and liabilities exclude assets and liabilities sold or acquired.
– more –

SYSTEM-WIDE SAME-STORE SALES (1):

	Three Months Ended
	June 30, 2024			June 30, 2023
	Service	Retail	Total	Service	Retail	Total

Supercuts	0.4%	(10.7)%	—%	4.5%	(2.4)%	4.2%
SmartStyle	(3.5)	(15.2)	(5.5)	(1.9)	(9.7)	(3.4)
Portfolio Brands	(0.1)	(12.6)	(0.8)	4.2	(0.4)	3.8
Total	(0.4)%	(13.3)%	(1.3)%	3.2%	(5.3)%	2.5%

	Twelve Months Ended
	June 30, 2024			June 30, 2023
	Service	Retail	Total	Service	Retail	Total

Supercuts	2.0%	(8.0)%	1.6%	7.5%	(5.2)%	6.9%
SmartStyle	(1.8)	(11.5)	(3.5)	0.1	(12.8)	(2.5)
Portfolio Brands	2.8	(6.4)	2.0	6.4	(3.7)	5.5
Total	1.5%	(9.1)%	0.7%	5.7%	(8.5)%	4.4%
_______________________________________________________________________________
(1)System-wide same-store sales are calculated as the total change in sales for system-wide franchise and company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and year-to-date system-wide same-store sales are the sum of the system-wide same-store sales computed on a daily basis. Franchise salons that do not report daily sales are excluded from same-store sales. System-wide same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.
– more –

REGIS CORPORATION
System-Wide Location Counts

	June 30,
	2024	2023

FRANCHISE SALONS:
Supercuts	1,946	2,082
SmartStyle/Cost Cutters in Walmart stores	1,232	1,388
Portfolio Brands	1,117	1,223
Total North American salons	4,295	4,693
Total International salons (1)	96	102
Total Franchise salons	4,391	4,795
as a percent of total franchise and company-owned salons	99.6%	98.6%

COMPANY-OWNED SALONS:
Supercuts	3	7
SmartStyle/Cost Cutters in Walmart stores	8	48
Portfolio Brands	6	13
Total Company-owned salons	17	68
as a percent of total Franchise and Company-owned salons	0.4%	1.4%

Total franchise and company-owned salons	4,408	4,863
_______________________________________________________________________________
(1)Canadian and Puerto Rican salons are included in the North American salon totals.
– more –

Non-GAAP Reconciliations:
This press release includes a presentation of operating income excluding certain non-cash charges, adjusted EBITDA, and adjusted franchise revenue, which are non-GAAP measures. The non-GAAP measures are financial measures that do not reflect United States Generally Accepted Accounting Principles (GAAP). We believe our presentation of the non-GAAP measures provides meaningful insight into our ongoing operating performance and a supplemental perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors' analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze financial performance.
Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine the items to consider as "items impacting comparability" based on how management views our business, makes financial, operating and planning decisions and evaluates the Company's ongoing performance.
The reconciliation of U.S. GAAP operating income to non-GAAP operating income excluding certain non-cash charges is included in the release.
The following items have been excluded from our non-GAAP adjusted EBITDA results: discontinued operations, inventory reserve, one-time professional fees and settlements, severance expense, the benefit from lease liability decreases in excess of previously impaired right of use asset, lease termination fees, asset retirement obligation costs, and the benefit from the Company's debt refinancing.
We present adjusted revenue to provide a meaningful franchise adjusted EBITDA margin, which removes non-margin revenue from total revenue to arrive at an adjusted margin. Margin is a common metric used by investors, however, the majority of our revenue is offset by equal expense, so it does not contribute to our margin. We remove the non-margin revenue from this metric in order to show a meaningful margin rate.
The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures, but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations as they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with our financial statements prepared in accordance with U.S. GAAP.
– more –

REGIS CORPORATION
Reconciliation of U.S. GAAP Net Income (Loss) to Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2024	2023	2024	2023

Consolidated reported net income (loss), as reported (U.S. GAAP)	$91,201	$(4,803)	$91,060	$(7,385)
Interest expense, as reported	6,864	9,018	25,393	22,141
Income taxes, as reported	1,070	(442)	869	(655)
Depreciation and amortization, as reported	1,888	1,664	3,945	7,716
Long-lived asset impairment, as reported	629	65	798	101
EBITDA	$101,652	$5,502	$122,065	$21,918

Inventory reserve	—	—	—	1,228
Professional fees and legal settlements	6	—	68	1,248
Severance	—	(132)	230	720
Lease liability benefit	(45)	(258)	(326)	(1,773)
Lease termination fees	297	56	501	1,627
Gain on extinguishment of long-term debt, net	(94,611)	—	(94,611)	—
Discontinued operations	96	—	(1,993)	(3,958)
Adjusted EBITDA, non-GAAP financial measure	$7,395	$5,168	$25,934	$21,010
– more –

REGIS CORPORATION
Reconciliation of Reported Franchise Adjusted EBITDA as a Percent of GAAP Franchise Revenue
to Franchise Adjusted EBITDA as a Percent of Adjusted Franchise Revenue
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2024	2023	2024	2023

Franchise adjusted EBITDA	$6,111	$5,460	$26,257	$22,799
GAAP franchise revenue	47,092	53,520	195,659	223,237
Franchise adjusted EBITDA as a percent of GAAP franchise revenue	13.0%	10.2%	13.4%	10.2%
Non-margin revenue adjustments:
Franchise rental income	$(22,724)	$(25,596)	$(95,258)	$(111,441)
Advertising fund contributions	(5,856)	(7,744)	(25,663)	(31,747)
Adjusted franchise revenue	$18,512	$20,180	$74,738	$80,049
Franchise adjusted EBITDA as a percent of adjusted franchise revenue	33.0%	27.1%	35.1%	28.5%
– end –